November 9, 1999

American Enterprise Life Insurance Company
80 South Eighth Street
P.O. Box 534


Ladies and Gentlemen:

This opinion is furnished in connection with the Pre-Effective Amendment No. 1 (Amendment) by American Enterprise Life Insurance Company for the filing of the American Express Signature Variable Universal Life, a flexible premium variable life insurance policy ("the SIG-VUL Policy"), File No. 333-84121, under the Securities Act of 1933. The prospectus included on Form S-6 in the Amendment describes the SIG-VUL Policy. I am familiar with the SIG-VUL Policy, the Amendment and the exhibits thereto. In my opinion, the illustrations of Death Benefits, Policy Values and Surrender Values included in the section of the prospectus entitled "Illustrations", under the assumptions stated in that sections are consistent with the provisions of the SIG-VUL Policy.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Experts" in this prospectus.



Very Truly Yours,


/s/  Mark Gorham
     Mark Gorham, F.S.A., M.A.A.A.
     Actuarial Director - Insurance Product Development